UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 24, 2016

Titanium Healthcare, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-53803

Nevada	27-0984261
(State of incorporation)	(IRS Employer ID Number)

11701 Bee Cave Road, Suite 124, Austin, Texas 78738

(Address of principal executive offices)

(469) 606-4521

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Barry Hutt as Chief Executive Officer of Elluminance, LLC

Effective January 24, 2016, the board of directors appointed Barry Hutt as Chief Executive Officer of subsidiary Elluminance, LLC ("Elluminance"). Mr. Hutt most recently served as Principal Solution Specialist, Business Developmentfor National Instruments from 2012, where he drove product and services revenues for companies ranging from start-ups to Fortune 500 companies. Prior to that Mr. Hutt was the Founder, President and Chief Executive Officer of Performance Tuning, Virtual Insight from 2009 through 2011, where he led software services focused on enterprise virtualization and software services. From 2004 to 2008, Mr. Hutt was Senior Director Storage Product Marketing at Solectron/Flextronics/Sanmina-SCI where he drove strategy, product marketing and program management for information servers and storage. Mr. Hutt received a Bachelor of Applied Science in Computer Science from the State University of New York at New Paltz in 1987.

Appointment of Darren Schmidt as Chief Technology Officer of Elluminance, LLC

Effective January 24, 2016, the board of directors appointed Darren Schmidt as Chief Technology Officer of Elluminance. Mr. Schmidt most recently served as Senior Real-time HPC Engineer, Scientific Research/Big Physics for National Instruments from 2013, where he designed Field Programmable Gate Array ("FPGA") or FPGA-based numerical simulator and made other significant advances in real-time computing. From 2003-2013 Mr. Schmidt served as Senior Software Engineer, for LabVIEW R&D, at National Instruments. In this capacity Mr. Schmidt designed and implemented LabVIEW's first co-processor toolkit and prototyped high-performance real-time control for targeted domains, such as Fusion and Quantum Simulation. Mr. Schmidt received a double Bachelor of Science in Pure Mathematics and Computer Science from University of Iowa in 1990.

Employment Agreements for Mr. Hutt and Mr. Schmidt

Effective January 24, 2016, Elluminance entered into employment agreements with Mr. Barry Hutt and Mr. Darren Schmidt (the "Employment Agreements"). The term of each Employment Agreement is generally for three years and the respective agreements provide for annual base salaries of $200,000, which can be adjusted if Elluminance successfully raises $9,750,000. The Employment Agreements, among other benefits, also provide for reimbursement of expenses incurred in the performance of the executive's duties, and participation in employee benefit programs and benefit plans offered to other comparable officers. In addition to the base salary, each executive officer may be entitled to incentive compensation based on the financial performance of Elluminance if and when an incentive compensation program is established and approved by Elluminance. Titanium Healthcare, Inc.'s wholly-owned subsidiary Titanium Defense & Intelligence, LLC owns 51% of Elluminance.

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The Employment Agreements each contain a non-solicitation agreement which would prohibit the executive from soliciting certain customers or employees Elluminance and members of Elluminance following termination for cause or termination without good reason and provides for standard confidentiality and trade secret protections. In addition to the death or disability of the executive, the employment agreement may be terminated by Elluminance for "cause", which includes the uncured breach of the employment agreement by the executive, fraud, misappropriation or embezzlement of funds or property of Elluminance, conviction of a felony or violation of any statutory or common law duty owed to Elluminance. The executive may also terminate for "good reason" which includes, among other events, a material reduction in authority, responsibilities or title, relocation greater than 50 miles from Austin, Texas, a request to perform any illegal act, a reduction in base salary, or a material breach of the agreement by Elluminance. In the event Elluminance terminates the employment agreement without "cause" or the executive terminates for "good reason" the executive would be entitled to the base salary then in effect through the remainder of the term of the employment agreement plus incentive compensation projected forward on an annualized basis. The executive would also be entitled to such amounts if such a termination occurred within one year of a change of control of Elluminance. If the employment agreement is terminated for "cause" or without "good reason", the executive will generally only be entitled to accrued but unpaid compensation.

A copy of the form of Employment Agreement between Elluminance and the officers of Elluminance is attached hereto as Exhibit 10.1 and incorporated herein by reference. Each Employment Agreement is identical other than with respect to the executive's identity and position. The foregoing description of the Employment Agreements is a summary only and is qualified by reference to the copy of the form Employment Agreement attached as Exhibit 10.1.

Item 7.01. Regulation FD Disclosure.

On January 29, 2016, Elluminance issued a press release providing an update on certain business development initiatives. A copy of press release is attached as Exhibit 10.2 and is incorporated herein by reference.

The information in this report, being furnished pursuant to Items 5.02, 7.01 and 9.01 of Form 8-K, shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that Section, and is not incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

 Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Elluminance, LLC Executive Employment Agreement Form*+

10.2	Elluminance Press Release

__________

*Filed herewith.

+Management contract compensatory plan

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TITANIUM HEALTHCARE, INC.

Dated: January 29, 2016	By:	/s/ Chuck Talley
Chuck Talley
Chief Financial Officer

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